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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

    We consent to the inclusion in this registration statement on Form S-1 (File
No.     ) relating to the registration of 2,500,000 shares of $0.001 par value common stock of i) our report dated October 10, 1997 on our audit of the financial statements of Pentegra Dental Group, Inc. as of June 30, 1997 and for the period from inception, February 21, 1997, through June 30, 1997, and ii) our report dated August 8, 1997 on our audits of the combined financial statements of Pentegra, Ltd, and Napili, International as of December 31, 1995 and 1996 and for each of the three years ended December 31, 1996. We also consent to the reference to our firm under the caption "Experts."

                                          /s/ COOPERS & LYBRAND L.L.P.

Houston, Texas
October 10, 1997